                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                                  SIDT, INC.;
                          SI DIAMOND TECHNOLOGY, INC.;
                        SIGN BUILDERS OF AMERICA, INC.;
                              SIGN BUILDERS, INC.;
                                      AND
                                  LANCE ADAMS

                                   SCHEDULES

SCHEDULE 1.1(A)            List of Assets

SCHEDULE 1.1(B)            Work-in-Process

SCHEDULE 1.1(E)            Contracts, Sale or Purchase Orders, Agreements, Etc.

SCHEDULE 1.1.2             Property Located on the Leasehold Property That Is Not Owned By Seller

SCHEDULE 2.2               Allocation of the Consideration

SCHEDULE 3.1               Assumed Obligations

SCHEDULE 7.10              Absence of Certain Changes or Events

SCHEDULE 7.11              Title to Properties; Absence of Liens and Encumbrances, Etc.

SCHEDULE 7.12              Leasehold Property

SCHEDULE 7.15              Agreements, Plans, Arrangements, Etc.

SCHEDULE 7.16              Patents, Trademarks, Copyrights, Etc.

SCHEDULE 7.17              Permits, Licenses, Etc.

SCHEDULE 7.18              Compliance with Applicable Laws

SCHEDULE 7.19              Litigation

SCHEDULE 7.20              Suppliers

SCHEDULE 7.21              Subleases

SCHEDULE 7.22              Purchase Obligations

SCHEDULE 7.24              All Salaried and Hourly Employees

SCHEDULE 7.25              Employee Benefits

SCHEDULE 7.27              Finder Fee

         THIS ASSET PURCHASE AGREEMENT dated the 31st day of August, 1999, by and among SIDT, INC., a Delaware corporation having a principal place of business at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (hereinafter referred to as "Buyer"); SI DIAMOND TECHNOLOGY, INC., a Texas corporation, having its principal place of business at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (hereinafter referred to as "SIDT"); and SIGN BUILDERS OF AMERICA, INC. (hereinafter referred to as "SBOA") and SIGN BUILDERS, INC., a wholly-owned subsidiary of SBOA (hereinafter referred to as "SBI"), Texas corporations having their principal place of business at 4125-A Todd Lane, Austin, Texas 78744 (hereinafter jointly referred to as "Seller"); and LANCE ADAMS, an individual residing at 4701 Staggerbrush, #23, Austin, TX 78749 (hereinafter referred to as "Majority Holder").

                                  BACKGROUND

         Seller is in the business of producing various forms of commercial signs and signage. Buyer is interested in acquiring certain of the assets of Seller associated with Seller's sign production business (the "Business") which Seller is interested in selling to Buyer.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.       TRANSFER OF ASSETS AND PROPERTIES.

         1.1 Purchase and Sale of Assets.

             1.1.1 On the Closing Date (as hereafter defined) and subject to the terms of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey, and deliver to Buyer, all of the assets and properties of Seller used or held for use by Seller in connection with the Business (collectively, the "Assets") including the following:

                      (a)      the list of assets set forth on SCHEDULE
                               1.1(A);

                      (b) all Work-in-Process (being herein defined as any and all executory contracts with third party customers) as set forth on
                               SCHEDULE 1.1(B);

                      (c)      all goodwill pertaining to the Business
                               operations;

                      (d)      all names, marks, logos, slogans,
                               advertising, trademarks, and copyrights
                               (whether or not registered), inventions, techniques, discoveries, improvements, designs, patterns, specifications, formulae, computer software, trade secrets, proprietary rights, and nonpublic information and data, whether patentable or not (collectively, the "Rights") which

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 2 of 27


                              are owned by Seller and used or held for use in connection with the business;

                        (e) all customer and supplier lists, working files and correspondence with customers and suppliers (both actual and prospective), plans, blueprints, drawings, credit information, business plans, studies, surveys, reports, promotional literature, and materials and trade association memberships, used or held for use in connection with or relating to the business;

                        (f) those contracts, sale or purchase orders, agreements, prepaid service contracts, leases, legally enforceable commitments, and other binding arrangements of Seller that are listed on SCHEDULE 1.1(E); and

                        (g)   to the extent legally permissible, all
                              licenses, permits, authorizations, and
                              other approvals from any governmental body or authority (federal, state, or local) (collectively, the "Permits") used or held for use in connection with the Business.

                  1.1.2 The Assets shall not include the following:

                        (a) bank accounts of Seller (however, all cash on-hand at the time of Closing is part of the Assets which will become the property of Buyer upon the closing of this transaction);

                        (b)   claims for income tax refunds,

                        (c) corporate minute books and stock record books of Seller; and

                        (d)   any property located on the Leasehold
                              Property that is not owned by Seller, a
                              list of such property is included on
                              SCHEDULE 1.1.2.

                        All of such excluded assets being
                        hereinafter referred to as the "Excluded
                        Assets." References to the Assets shall not be deemed to include references to the Excluded Assets.

            1.2 Instruments of Transfer and Assignment. On the Closing Date Seller shall deliver, or cause to be delivered, to Buyer, duly executed bills of sale, assignments, endorsements, and other instruments and documents, in

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 3 of 27


                  form and substance satisfactory to Buyer and its counsel, sufficient to vest in Buyer good and valid title to, any and all of Seller's right, title, and interest in and to, the Assets to the extent required by this Agreement including, without limitation:

                  1.2.1 instruments of transfer and assignment with respect to the Rights, in the form mutually acceptable to Buyer and Seller; and

                  1.2.2 a lease for the real property located at 4125-A Todd Lane, Austin, Texas in form and on terms acceptable to Buyer.

         1.3 Consents to Assignments. Notwithstanding, any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any contract, agreement, concession, claim, license, lease, commitment, sales order, or purchase order (sometimes hereinafter referred to as "Contract") without a consent, approval, or waiver if such assignment would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder. If such consent, approval, or waiver of a Contract material to the Business is not obtained, or is not reasonably obtainable, Seller shall cooperate in any arrangement Buyer may reasonably request to provide for Buyer the benefits under any such Contract. This includes reasonable enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise. Any transfer or assignment of any property, property right, contract, or agreement material to the Business which shall require the consent, approval, or waiver of any other party shall be made subject to such consent, approval, or waiver being obtained. However, Buyer shall not be required by this SECTION 1.3 to enter into, or to accept as a substitute for performance by Seller hereunder, any arrangement which would impose any additional material cost, expense, or liability on Buyer or would deprive Buyer of any material benefits contemplated by this Agreement. Further, provided that nothing contained in this SECTION 1.3 shall affect the liability, if any, of Seller pursuant to this Agreement for failing to have used its best efforts to obtain the approvals, consents, clearances, and waivers referred to in SECTION 6.

         1.4 Seller's Endorsement. After the Closing Date, Seller shall endorse, without recourse, any check or any other evidence of indebtedness received by Seller on account of any Asset transferred by Seller pursuant hereto.

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 4 of 27


2.       PURCHASE.

         2.1 Consideration and Mode of Payment. The aggregate consideration to be tendered by Buyer to Seller and Majority Holder at the Closing hereunder is the assumption of those liabilities specified in SECTION 3 below and the following additional consideration (hereinafter the total consideration shall be referred to as the "Purchase Price"):

                  2.1.1 At the time of Closing (as defined in SECTION 6), Buyer will make a cash payment to (a) Seller in the amount of $150,000.00 and (b) Majority Holder in the amount of $300,000.00 (the "Cash Payment").

                  2.1.2 At the time of Closing, Buyer will also sign a promissory note (the "Note") in the amount of $450,000 payable to SBOA, which Note shall be payable in cash or, at the option of SBOA, be convertible into an equivalent value of shares of the common stock of SIDT in accordance with the following terms and conditions:

                           (a) The Note will bear interest at the rate of six percent (6%) per annum and shall become due and payable in two (2) equal installments, the first due six (6) months from the date of Closing and the second due one (1) year from the date of Closing. Payment of the Note will be secured by Seller retaining a security interest in the Assets to be transferred hereunder.

                           (b) One-half of the principal balance of the Note ($225,000) plus accrued interest will be convertible into the common stock of SIDT six (6) months after the date of Closing, with the balance of the Note ($225,000) plus accrued interest to be convertible in one year from the date Closing (the "Note Conversion Value"). The conversion rate ("Conversion Rate") for converting the value of the Note Conversion Value into shares of common stock of SIDT shall be equal to $2.127 per share. If SBOA elects to convert the Note into shares of common stock of SIDT (whether in whole or in part), the number of shares of stock to be issued to SBOA shall be determined by dividing the amount of the Note (including accrued interest) to be converted into SIDT stock by the Conversion Rate. SBOA, at its option, may make an election individually on each payment as to whether to receive cash or SIDT common stock.

                           (c) However, the Purchase Price is based upon the requirement that the Gross Sales of Seller and Buyer for the 1999 calendar year

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 5 of 27


                                    will equal at least three million dollars
                                    ($3,000,000). To the extent that the Gross
                                    Sales for the year fall below $3 million, the principal balance of the Note shall be reduced proportionately. The Note shall be reduced in the amount of $50,000 for each $100,000 of sales that the actual Gross Sales fall below the figure of $3 million. (By way of example only, if the actual Gross Sales for the year were to be $2.8 million, the principal balance of the Note would be reduced by $100,000.) Gross Sales for the Year shall be computed exclusive of any sales to SIDT, or its subsidiaries, after the date of Closing and shall be made up of "Bona Fide Sales," only. For purposes of the Agreement, Bona Fide Sales shall mean any sale which results in a gross profit margin of not less than fifteen percent (15%). Gross profit margin shall be equal to the gross sales price, less direct materials, direct labor, and manufacturing overhead applied on the basis normally used by SBOA.

                           (d) Additionally, if any of the individual executory agreements making up the Work In Process set forth on SCHEDULE 1.1(B) results in a financial loss (i.e., the cost of performing the agreement exceeds the revenue received or receivable therefrom), then in addition to the reduction in the amount of the Note referred to in paragraph
                                    (c) above, Buyer may also offset the amount of any such loss against the Note.

                  2.1.3 The balance of the Purchase Price, an amount equal to $900,000, will be paid partially to SBOA and partially to Majority Holder, or their assigns, in the form of an equivalent value of the common stock of SIDT (the "Stock Consideration Value") as hereafter provided. The conversion rate ("Conversion Rate") for converting the value of the Stock Consideration Value into shares of common stock of SIDT shall be $2.127 per share. Based upon the Conversion Rate, the number of shares of SIDT common stock to be issued to SBOA shall be 329,101 and the number of shares of SIDT common stock to be issued to Majority Holder shall be 94,030 shares. The number of shares to be issued has been rounded to the nearest whole number of shares to avoid issuing fractional shares.

                  2.1.4 None of the shares of SIDT stock to be issued to SBOA and Majority Holder pursuant to this Agreement shall be registered with the Securities and Exchange Commission. As such, SBOA and Majority Holder will be restricted in their ability to freely transfer the

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 6 of 27


                           shares and may not do so until they have fully complied with all applicable statutes and regulations. Upon Closing, Buyer will make the necessary arrangements to register the stock with the Securities and Exchange Commission and will thereafter diligently pursue the registration until accomplished. It is estimated by Buyer that the registration should be accomplished within forty-five (45) days of Closing; however, if Buyer is unable to accomplish the registration within six
                           (6) months of the Closing, Buyer will issue Seller and Majority Holder an additional number of shares of SIDT common stock equal to twenty percent (20%) of the number of shares issued to Seller and Majority Holder at Closing, as further described in
                           SECTION 2.1.2 above. The total of such shares shall be issued to Seller and Majority Holder in proportion to the number of shares of common stock of SIDT issued to Seller and Majority Holder at Closing. Upon registering the shares of stock Buyer agrees to keep the registration effective for a period of no less than one (1) year after Closing.

                  2.1.5 The parties agree and acknowledge that the total consideration paid to Majority Holder under this Agreement represents the value of the Non-Competition Agreement of Majority Holder which is set forth hereinbelow.

         2.2 Allocation of Consideration. Buyer and Seller agree that the allocation of the Consideration among the Assets as set forth on SCHEDULE 2.2 accurately reflects the price being paid for each. Seller and Buyer shall report the sale and purchase of the Assets in their respective tax returns as originally filed for all federal, state, and local tax purposes in a manner consistent with this allocation.

3.       ASSUMPTION OF LIABILITIES.

         3.1 Assumption. Upon the transfer of the Assets, Buyer shall assume and pay, perform, and discharge all liabilities and obligations (the "Assumed Obligations") of Seller set forth on SCHEDULE 3.1 of this Agreement and under the Commitments (as defined in SUBSECTION 7.15.1) accruing and performable on and after the Closing Date including, without limitation, those associated with rentals on the assumed lease agreement being transferred to Buyer. The assumption by Buyer of the Assumed Obligations shall not in any way enlarge the rights of any third party under any contract or other arrangement with Buyer or Seller. Nothing contained herein shall prevent Buyer from contesting any of the Assumed Obligations with any third party obligee.

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 7 of 27


         3.2 Limitations on Assumption. Except as provided in SECTION 3.1, neither Buyer nor SIDT agrees to assume, pay, perform or discharge, or indemnify Seller against or have any responsibility for any liability or obligation of Seller not included in the Assumed Obligations, including, (a) obligations or commitments, under purchase orders or otherwise relating to the operation of the business prior to the Closing; (b) liabilities and claims expressly reserved by Seller; (c) the fees and expenses of Seller's counsel and accountants and other experts; (d) liabilities or obligations of Seller otherwise incurred on and after the Closing Date;
                  (e) liabilities or obligations involving the payment of any domestic (federal, state, or local) taxes of any kind, including, without limitation, sales taxes, transfer taxes, gains taxes, recording taxes, and taxes on or measured by income, any of which taxes are due or shall become due as a result of the operations of Seller on or before the Closing Date or interest or penalties relating thereto (all of such excluded liabilities being hereinafter referred to as "Excluded Liabilities").

         3.3 Instrument of Assumption. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller a duly executed instrument of assumption with respect to the Assumed Obligations, in form and substance acceptable to Seller.

         3.4 Right of Enforcement and Settlement. From and after the Closing Date, Buyer shall have complete control over the payment, settlement, or other disposition of the Assumed Obligations and the right to commence, conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Buyer promptly of any claim made with respect to any such Assumed Obligation and shall not, except with the latter's prior written consent, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any such Assumed Obligation.

4. ASSIGNMENT BY BUYER TO ASSIGNEE. In its sole discretion, Buyer may assign to one or more Assignees of Buyer's choice on or after the date hereof all of Buyer's rights under this Agreement (and all of the Assets purchased under this Agreement); provided that any such Assignment shall not relieve Buyer from any of its obligations hereunder. In the event of such an Assignment, the Assignee shall assume all obligations of Buyer under this Agreement not fulfilled by Buyer prior to the Assignment and all references to Buyer hereunder shall be deemed to include the Assignee.

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 8 of 27


5. NON-DISCLOSURE AND NON-COMPETITION OBLIGATIONS. As part of the consideration and as an additional incentive for Buyer to enter into this Agreement, Seller, Majority Holder, and Buyer agree to the non-disclosure and non-competition provisions of this SECTION 5.

         5.1      Non-Disclosure.

                  5.1.1 Seller and Majority Holder acknowledge and agree that Buyer acquired all trade secrets as defined in the Uniform Trade Secrets Act related to and associated with the Business upon acquiring it from Seller, all of which constitutes "Confidential Information" but in no event shall it include information readily available to the public.

                  5.1.2 Seller and Majority Holder shall not at any time divulge the Confidential Information to any person, directly or indirectly, except to Buyer or its directors, officers, and agents as reasonably required in connection with their obligations under the terms of the Purchase Agreement to Buyer, or use the Confidential Information in any manner or for any purpose. Seller shall deliver to Buyer all records, papers, and computer data and any copies thereof relating to the Confidential Information (or if such papers, records, computer data, or copies are not on the premises of Buyer, Sellers agree to return such papers, records, and computer data as soon as practicable after the Closing), Sellers acknowledge that all such papers, records, computer data, or copies thereof, are and remain the property of Buyer.

                  5.1.3 Seller and Majority Holder acknowledge that (a) the Confidential Information is commercially and competitively valuable to Buyer; (b) the unauthorized use or disclosure of the Confidential Information would cause irreparable harm to Buyer;
                           (c) Buyer has taken and is taking all reasonable measures to protect its legitimate interest in its Confidential Information, including, without limitation, affirmative action to safeguard the confidentiality of such Confidential Information;
                           (d) the restrictions on the activities in which Seller and Majority Holder may engage set forth in this Agreement, and the period of time for which such restrictions apply were agreed to by Seller and Majority Holder in consideration of the purchase price and compensation to be paid to Seller and Majority Holder pursuant to the Purchase Agreement, and that such restrictions are reasonably necessary in order to protect Buyer's legitimate interests in its Confidential Information; and (e) nothing herein shall prohibit Buyer from pursuing any remedies, whether in law or equity, available to Buyer for breach or threatened breach of this Agreement, including the recovery of damages from Seller and Majority Holder.


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Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 9 of 27


         5.2      Non-Competition.

                  5.2.1 Seller and Majority Holder agree that for a period of three (3) years after the Closing, they will not (directly or indirectly), solicit, entice away, divert, or hire any of Buyer's employees, agents, or representatives or any person or entity who is then a customer of Buyer or who was a customer of the Business at any time prior to or during Seller's involvement with the Business.

                  5.2.2 Seller and Majority Holder agree that for a period of three (3) years after the Closing (for whatever reason) they will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation, or control of, any business or enterprise which is in competition with Buyer. During such period Seller and Majority Holder will not compete with Buyer by developing, marketing, or assisting others to develop or market products or services that are competitive with the products or services of Buyer in North America.

                  5.2.3 Seller and Majority Holder represent and warrant that their obligations to Buyer do not conflict with and will not be constrained by any prior business relationships and that Seller and Majority Holder do not possess confidential information arising out of any prior business relationships which, in Seller's and Majority Holder's best judgment, would be utilized in connection with Seller's and Majority Holder's obligations to Buyer.

                  5.2.4 Seller and Majority Holder hereby represent and acknowledge that the restrictions stated herein on the activities in which Seller and Majority Holder may engage are reasonable and that, despite such restrictions, Seller and Majority Holder will be able to earn a livelihood and engage in their business or profession following the Closing; the locations designated above are reasonable because they are limited to the locations in which Buyer presently does business, plans to do business or has reasonable expectations of doing business in the future; and the period of time designated above is reasonable because it extends only for the mutually agreed upon period following the Closing.

         5.3 Remedies. In the event of a breach of the covenants contained in this SECTION 5, the periods provided herein shall be tolled (i.e., such periods shall not run during a breach of any covenant contained herein) during the

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 10 of 27


                  time of such violation. In the event of such a breach, Seller and Majority Holder further agree that Buyer shall be entitled to recover all damages incurred as a result of such breach.

         5.4 Injunctive Relief. Notwithstanding anything contained herein to the contrary, in the event of a breach or threatened breach of the covenants contained in this SECTION 5, Buyer shall, in addition to all other available remedies, be entitled to an injunction enjoining Seller and Majority Holder and any person or persons acting for or in concert with Seller and Majority Holder in any capacity whatsoever from violating any of the provisions herein

6. CLOSING. On the terms and subject to the conditions hereof, the closing of the transaction to be effected hereunder (the "Closing") shall be held at the offices of SI Diamond Technology, Inc. Suite 107, 3006 Longhorn Boulevard, Austin, Texas 78758 on 3, September, 1999, commencing at 10:00 a.m. local time, or thereafter on such date, or within five business days after the conditions set forth in SECTIONS 12.3, 12.4, and 12.5 have been fulfilled or waived, as is set forth in a notice from Buyer to Seller at least two days prior thereto, or at such other place or time or on such other date as shall be agreed upon by Buyer and Seller (the date of the Closing being herein referred to as the "Closing Date"). The Closing shall be effective as of 12:59 p.m. on August 31, 1999.

7. REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT AND SELLER. Seller and, to the best of his knowledge, Majority Holder hereby represent and warrant to Buyer as follows:

         7.1 Organization, Good Standing, Power, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has the requisite legal authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. Seller has all Permits required to own or lease and operate the Assets and carry on the business as presently being conducted. Seller has shipped goods and contracted for the installation of signage in most states.

         7.2 Certificate of Incorporation. Seller has furnished to Buyer the Corporate Charter and Articles of Incorporation ("Charter") of Seller.

         7.3 Subsidiaries. Seller does not have any subsidiaries, save and except as disclosed herein.

         7.4 Ownership of Seller. Majority Holder directly or indirectly owns all the authorized, issued, and outstanding shares of capital stock of Seller.

Asset Purchase Agreement By and Among
SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 11 of 27


         7.5 Authorization of Agreement. The execution, delivery, and performance by Seller and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and by the requisite stockholder vote of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller and Majority Holder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

         7.6 Effect of Agreement, Etc. The execution, delivery, and performance by Seller of the transactions contemplated hereby will not (a) violate any law, statute, rule, or regulation ("Law") to Seller is subject, which violation could have a material adverse effect on the Assets; (b) violate any order, judgment, injunction, writ, or decree ("Order") of any court applicable to Seller or Majority Holder, which violation could have a material adverse effect on the Assets; (c) constitute a material violation of any of the Permits referred to in SECTION 7.17; (d) conflict with any provision of the Charter or bylaws, if any, of Seller; or (e) result in the termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the Assets pursuant to any contract or other agreement or instrument, including any of the Commitments, to which Seller is a party or by which any of the Assets is bound, which would have a material adverse effect on the value of the Assets, as a whole, or the operations of the business.

         7.7 Governmental and Other Consents, Etc. No Permit and no consent, authorization, or approval of, filing with, or exemption by, any domestic (federal, state, or local) or foreign governmental body or authority is required in connection with the execution, delivery, and performance of Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

         7.8 Financial Statements. Seller has delivered to Buyer correct and complete copies of the balance sheets and related statements of income for the fiscal years 1996 through 1998, and for the period ending July 31,1999, for Seller, which present fairly the financial position and results of operations of the business for the period or as of the dates indicated, in all material respects in accordance with the common accounting practices of Seller applied on a basis consistent with that of prior years or periods. Since August 1, 1999, there has been no material adverse change in the financial condition, operations, or properties of Business.


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Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 12 of 27


         7.9 Inventories. The Inventories reflected on the July 31, 1999, Balance Sheet and the Closing Balance Sheet represent and will represent all of the inventory of the Business as of the dates of such balance sheets.

         7.10     Absence of Certain Changes or Events. Except as set forth in
                  SCHEDULE 7.10, since August 1, 1999, Seller has not, with respect to the Business: (a) incurred any obligation or liability (fixed or contingent) except (i) current trade or business obligations incurred in the ordinary course of business; (ii) obligations or liabilities under the Commitments to the extent required thereby; and (iii) obligations and liabilities under this Agreement; (b) made or granted any general wage or salary increase; made or granted any wage or salary increase to any employee or paid any bonus to any employee other than a sales bonus or commission given to a salesman in the ordinary course of business; engaged any new officer or employee or entered into any employment agreement with any officer or employee; (c) made any material increase in or commitment to increase any employee benefits or adopted or made any material commitments to adopt any additional employee benefit plan; (d) made or entered into any contracts to make any capital expenditures; (e) mortgaged, pledged, or subjected to lien, security interest, or any other encumbrance any of the Assets other than in the ordinary course of business; (f) transferred or leased any of the Assets, except for the sale of inventory in the ordinary course of business; (g) financed accounts receivables or failed to finance accounts receivables, other than in the usual, regular, and ordinary course of business as such business was conducted prior to August 1, 1999; (h) canceled or compromised any debt or claim, except in the ordinary course of business; (i) sold, assigned, transferred, or granted any rights under or with respect to, any contracts, agreements, licenses, permits, patents, inventions, trademarks, trade names, copyrights, formulae, or Rights or with respect to know-how or any other intangible asset; (j) waived or released any other rights of material value; or (k) entered into any transaction not in the ordinary course of business.

         7.11 Title to Properties; Absence of Liens and Encumbrances, Etc. Except as set for in SCHEDULE 7.11, Seller has good title to, and owns outright, the Assets, free and clear of all mortgages, claims, liens, charges, encumbrances, or security interests except the Assumed Obligations. The leases and other agreements or instruments under which Seller holds, leases, or is entitled to the use of any real or personal property used or held for use in connection with the Business are in full force and effect and all rentals or other payments accruing thereunder prior to the date hereof have been duly paid or accrued and Seller enjoys peaceable and undisturbed possession under all such leases. No default or event of default exists, and no event which, with notice or lapse of time or both,


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Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
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                  would constitute a default, has occurred and is continuing, under the terms or provisions of any such lease, agreement, or other instrument nor, to the knowledge of Seller, has Seller received written notice of any claim of such default.

         7.12 Leasehold Property. SCHEDULE 7.12 contains a correct and complete list as of the date hereof of all of the Leasehold Property, setting forth where such property is located. All such Leasehold Property is included in the Assets. The use of all the Leasehold Property conforms with all applicable Laws (including, without limitation, zoning ordinances) currently in effect, which relate to the Leasehold Property or its manner of use as of the Closing Date, the violation of which would have a material adverse effect on the business. Correct and complete copies of all Leases, and other documents relating to any of the leasehold properties required to be shown on SCHEDULE 7.12 as being leased by Seller have been previously delivered or made available to Buyer.

         7.13 Equipment. SCHEDULE 1.1(A) contains a list of all equipment used by business in its operations, all of which is included in the Assets ("Equipment"). No Equipment has been disposed of since August 1, 1999.

         7.14 Insurance. To the extent requested, Seller has given Buyer notice of, and access to all of the books and records of Seller relating to, (a) all accidents, casualties, or damage occurring on or to the Assets or relating to the products of the Business or (b) claims for damages, contribution, or indemnification relating thereto and settlements or negotiations of settlements relating thereto. To the extent requested, Seller has provided to Buyer the workers' compensation and unemployment insurance ratings and contributions of Seller with respect to the employees of the Business. Except as previously disclosed by Seller in writing to Buyer, to the knowledge of Seller, there are no outstanding or unsatisfied material requirements or recommendations by any insurance company or other body exercising similar functions or by any governmental authority requiring that (i) any repairs or other work to be done on or with respect to, or (ii) any equipment or facilities be installed on or in connection with, any of the Assets or the Business.

         7.15     Agreements, Plans, Arrangements, Etc.

                  7.15.1 Except as set forth in SCHEDULE 7.15 or any other schedule to this Agreement, Seller is not a party to or bound by, and the Assets are not bound by, any of the following:


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                           (a)      any lease agreement (whether as lessor or
                                    lessee) relating to real or personal
                                    property to which Seller is not a party and which has not been assigned to Buyer as set forth under the terms of this Agreement;

                           (b) license agreement, assignment, or contract (whether as licensor or licensee, assignor or assignee) relating to Rights or know-how, technical assistance, or other proprietary rights;

                           (c)      employment or consulting agreement;

                           (d) agreement with any labor union or other collective bargaining unit;

                           (e) agreement with any manufacturer, supplier, or customer with respect to discounts or allowances or extended payment terms other than in the ordinary course of business;

                           (f) agreement for the borrowing or lending of money;

                           (g)      agreement granting any person any
                                    encumbrance on the Assets;

                           (h)      agreement for the construction,
                                    modification, or repair of any building or structure or for the incurrence of any other capital expenditure.

                           (i)      advertising agreement;

                           (j) agreement which restricts it from doing business anywhere in the world except the restrictions related to the use of the trade name and trademark set forth in the License; or

                           (k) other agreements affecting the Business or the Assets other than the purchase of supplies and inventory made in the ordinary course of business.

                           Correct and complete copies of all such contracts, leases, agreements, orders, policies, arrangements, understandings, commitments and other instruments and written amendments identified on SCHEDULE 7.15 (collectively referred to herein as the "Commitments"), have been previously delivered or made available to Buyer.


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                  7.15.2   Except as noted in SCHEDULE 7.15, each of the
                           Commitments is valid and in full force and effect.

                  7.15.3 Except as set forth in SCHEDULE 7.15, Seller has fulfilled, as applicable, or taken all action reasonably necessary to enable it to fulfill when due, all of its respective obligations under the Commitments. There has not occurred any default by Seller or others any event which, with the lapse of time and/or the election of any person other than Seller, will become a default, except defaults, if any, which have been indicated in SCHEDULE 7.15. Seller is not in arrears in respect of the performance or satisfaction of the terms or conditions to be performed or satisfied by it under any of the Commitments and, no waiver or indulgence has been granted by any of the parties thereto.

                  7.15.4 Except as set forth in SCHEDULE 7.15, each of the Commitments is assignable by Seller to Buyer without the consent of the other parties thereto.

         7.16 Patents, Trademarks, Copyrights, Etc. SCHEDULE 7.16 contains a correct and complete list of all Rights (as defined in SECTION 1.1.1) currently used or held for use by Seller in connection with the Business indicating the registered and beneficial owner and the expiration date thereof. Seller owns or possesses adequate licenses or other valid rights to use all Rights and other proprietary information necessary to the conduct of the Business as currently being conducted. To the knowledge of Seller, no use is now being made of any Rights owned by or licensed to Seller, except by Seller in connection with the Business or by other entities duly licensed to use the same under agreements disclosed in
                  SCHEDULE 7.16. No infringement of any proprietary right owned or licensed by Seller used or held for use in connection with the Business is known to Seller.

         7.17 Permits, Licenses, Etc. Seller has all material Permits required to permit it to own, maintain, and operate the Business and the Assets as currently conducted. SCHEDULE 7.17 contains a correct and complete list of all such Permits, all of which are in full force and effect and are assignable to Buyer pursuant to the terms of this Agreement except as otherwise indicated in SCHEDULE 7.17; and Seller knows of no threatened suspension, cancellation, modification, or nonrenewal of any of them. All such Permits are included in the Assets.

         7.18 Compliance with Applicable Laws. The conduct by Seller of the Business does not violate any Law or Order currently in effect. Seller is not in


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                  default under any governmental or administrative order or
                  demand directed to it, or with respect to any Order. Seller has not received any notice of violation of any applicable Law or Order relating to the Assets or the operations of the Business that has not been cured. Seller has fully and completely complied with all federal, state, county, and municipal statutes, regulations, orders, and ordinances regarding the handling and disposal of hazardous materials and hazardous waste, including but not limited to, the requirements of the CERCLA and/or RCRA statutes. Seller has no knowledge of any condition which could potentially result in a claim being made against Seller for environmental clean-up or remediation, except as set forth on SCHEDULE 7.18.

         7.19 Litigation. There is no claim, action, suit, proceeding, arbitration, investigation, or hearing or notice of hearing pending or, to the knowledge of Seller, threatened, before any court or governmental or administrative authority or private arbitration tribunal against Seller except as set forth on SCHEDULE 7.19. Seller has not waived any statute of limitations or other affirmative defense with respect to any of its liabilities relating to the Business. There is no continuing Order of any court or other tribunal or any governmental agency to which Seller is a party or subject relating to the Business or the Assets. Seller is not presently subject to any injunction of any court or other tribunal or any governmental agency prohibiting Seller from engaging in or continuing any conduct or practice in connection with the Business.

         7.20 Suppliers. SCHEDULE 7.20 contains a complete list of all current suppliers of the Business (the "Suppliers"), as at the quarter ending June 30, 1999; the list of Suppliers contains a general description of items supplied but does not include any Supplier which sold less than an aggregate of $500 of supplies to Seller during the twelve month period ending June 30, 1999. Seller has no knowledge of any termination or cancellation of or any modification or change in, the business relationship of the Business with any Suppliers which would have a material averse effect on the Business.

         7.21 Subleases. SCHEDULE 7.21 sets forth the names of each sublessee of Seller and each such sublessee's monthly rental payment, deposit, if any (complete list of short term leases who sublease).

         7.22 Purchase Obligations. Except as shown on SCHEDULE 7.22, there are no outstanding purchase orders and other commitments for purchases by Seller relating to the Business or on behalf of the Business. No customer of Seller has prepaid the cost of services or products as of the date of this Agreement, except as disclosed on SCHEDULE 7.22.


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         7.23     Books and Records. The books of account and other financial and business records of Seller relating to the Business are in all material respects complete and correct and are maintained in accordance with good business practices applicable to the Business.

         7.24     Labor Relations, Etc.

                  7.24.1 Seller is in compliance in all material respects with all Laws respecting employment, and employment practices, terms and conditions of employment, and wages and hours relating to persons employed in the business ("Employees"). Seller has withheld all amounts required by Law in an amount which would be material to the Business to be withheld from the ages or salaries of, and other payments to, Employees and former Employees and is not liable for any arrears of wages, salaries, or other payments to such employees and former employees or any taxes or penalties for failure to comply with any of the foregoing in an amount which would be material to the business. With respect to Employees, Seller has not engaged in any unfair labor practice and has not discriminated on the basis of age or sex in its employment conditions or practices. There is no unfair labor practice or age or sex discrimination complaint or any other employment related complaint pending or threatened against Seller.

                  7.24.2 SCHEDULE 7.24 sets forth a list of all salaried and hourly Employees of Seller as of the date of Closing, with aggregate annual compensation (including bonuses, incentive compensation and commissions, if any) on an annualized basis for calendar year 1999, the names, position titles, aggregate compensation, and actual or estimated contribution to pension and benefit plans on behalf of such persons projected for the year ended December 31, 1999, and the amount and date of last wage or salary increase. None of such Employees have resigned or retired or notified Seller in writing of his or her intention to resign or retire.

         7.25 Employee Benefits. SCHEDULE 7.25 contains a complete and accurate list of all pension, profit sharing, stock option, stock purchase, welfare, bonus, disability, insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, programs, or arrangements relating to the Employees (the "Employee Plans").

                  7.25.1 Each Employee Plan is in substantial compliance in all material respects with the requirements prescribed by any and all statutes or governmental rules and regulations currently in effect.


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                  7.25.2   Seller has delivered to Buyer true and complete
                           copies of all Employee Plans. With respect to each (within the meaning of Section 3(2) of ERISA), true and complete copies of the (a) most recent annual actuarial valuation report, if any; (b) the last filed Form 5500 and Schedule A or B thereto or both; and (c) the Summary Plan Description, have been delivered to Buyer and are correct in all material respects.

                  7.25.3 Each Employee Plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") has heretofore been determined by the Internal Revenue Service to so qualify or an application for such determination has been made, and a copy of the most recent determination letter or application therefor with respect to each such Employee Plan has been delivered to Buyer.

         7.26 Power of Attorney. No person has any power of attorney outstanding in connection with the business of the Business or the Assets which would be binding on Buyer or the Business after the Closing.

         7.27 Finder. Except as disclosed on SCHEDULE 7.27, there is no person that may be entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller or Majority Holder or affiliates.

         7.28 Y2K Compliance. To the best of Seller's knowledge and belief it has made an investigation within the Business and is compliant with the computer situation generally known as "Y2K," which involves potential computer malfunctions on or after January 1, 2000, resulting from the inability of computers to properly deal with dates represented by six (or fewer) digits. Seller has no reason to believe that the Y2K situation will cause any interruption in Seller's normal business operations.

         7.29 General Representation and Warranty. None of the representations and warranties of Seller and to the best of their knowledge, Majority Holder made in this Agreement contain any untrue statement of material fact or omits to state any material fact necessary in order to make said representations and warranties not misleading.


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8.       REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

         8.1 Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate powers to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby and thereby.

         8.2 Authorization of Agreement. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

         8.3 Governmental and Other Consents. No Permit and no consent, authorization, or approval of, or exemption by governmental, public, or self-regulatory body or authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

         8.4 Effect of Agreement. The execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not (a) violate any Law to which Buyer is subject, (b) violate any Order of any court applicable to Buyer or, (c) conflict with any provision of the charter or bylaws of Buyer, result in the termination of, constitute a default under any contract or other agreement or instrument to which Buyer is a party or by which any of its properties are bound or subject.

         8.5 General Representation and Warranty. None of the representations and warranties of Buyer made in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make said representations and warranties not misleading.

9. COVENANTS OF SELLER. For a period of five (5) years following the Closing unless a shorter period is stated, Seller hereby covenants and agrees with Buyer as follows:

         9.1 Access to Properties and Records. Seller shall give to Buyer and to its counsel, accountants, and other representatives reasonable access during


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                  normal business hours to such of its books and records as
                  relate to the business or the Assets in the possession of Seller or Majority Holder and shall allow Buyer to make copies therefrom. Seller shall furnish to Buyer and such representatives all such additional documents and financial, tax, and other information concerning such business and Assets as Buyer or its representatives may from time to time reasonably request.

         9.2 Advice of Changes. Seller shall advise Buyer promptly in writing of any material fact, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

         9.3 Approvals, Consents, Etc. At Buyer's request, Seller shall reasonably assist Buyer in obtaining all approvals, consents, clearances, and waivers material to the Business required to be obtained by Seller in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, reasonably satisfactory in form and substance to counsel for Buyer, of such approvals, consents, clearances, and waivers.

         9.4 Employer Tax Matters. Seller shall make a clean cut-off of payroll and payroll tax reporting with respect to the Employees at the Closing, with Seller paying over to the federal, state, and city governments those amounts required to be withheld before the Closing. Seller shall issue, by the date prescribed by IRS regulations, Forms W-2 for wages paid through the Closing. Buyer shall be responsible for all payroll responsibilities resulting from operations after the Closing.

         9.5 Collection of Accounts. Seller agrees to assist Buyer in collecting the outstanding accounts receivable of Seller arising from the business conducted prior to Closing.

10. REPRESENTATIONS OF MAJORITY HOLDER. Upon the Closing of this transaction, and subject to reaching a mutually satisfactory agreement with regard to compensation and benefits, Buyer intends to employ Majority Holder and Majority Holder intends to accept employment with Buyer.

11. COVENANTS OF BUYER. Buyer shall use its best efforts to assure that the conditions set forth in SECTION 12 are satisfied by the Closing Date.

12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which conditions may be waived by Buyer in its sole discretion:


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         12.1     Accuracy of Representations and Warranties. The
                  representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects.

         12.2 Performance of Agreements. Seller shall have in all material respects performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement.

         12.3 Consents. Buyer shall have received all necessary consents, approvals, clearances, or waivers for the transfer of the Assets or entered into appropriate agreements permitting the transfer of the Assets.

         12.4 Secretary's Certificate. Buyer shall have received an accurate certificate, dated the Closing Date, of the Secretary of Seller (or other appropriate official) with respect to (a) the resolutions adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby and (b) the incumbency and specimen signature of each officer of Seller executing this Agreement and any other document to be executed by Seller, as the case may be, and a certification by another officer of Seller, as the case may be, as to the incumbency and specimen signature of said Secretary (or other appropriate official).

         12.5 Transfer Instruments. Seller, as appropriate, shall have executed and/or delivered to Buyer the instruments of transfer and assignment and the lease as provided in SECTION 1.2.

13. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived by Seller in its sole discretion.

         13.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects on and as of the Closing.

         13.2 Receipt of Cash Consideration. Seller shall have received the Cash Payment, the Note duly executed by Buyer and a certificate representing the number shares of stock equal to the Stock Consideration Value which has been duly and properly issued by Buyer.


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14.      INDEMNIFICATION.

         14.1 Indemnification by Seller and Majority Holder. Seller and Majority Holder hereby jointly and severally covenant and agree with Buyer that they or either of them shall indemnify Buyer and its directors, officers, and employees, and each of its successors and assigns, and hold them harmless from, against, and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages, and expenses (including interest which may be imposed in connection therewith and court costs and fees and disbursements of counsel) ("Losses") incurred by any of them in connection with:

                  14.1.1 all liabilities, claims, losses, and causes of actions alleged against Buyer arising from or in any way related to the acts, omissions, or transactions of Seller, including but not limited to the operation of the business and/or the Assets prior to the Closing Date;

                  14.1.2 any inaccuracy or any breach of any of the representations, warranties, covenants, or agreements made by Seller in this Agreement; or

                  14.1.3 any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this SECTION 14.1

         14.2 Indemnification by Buyer. Buyer hereby covenants and agrees with Seller that it shall indemnify Seller and its directors, officers, and employees, and each of its successors and assigns, and hold them harmless from, against and in respect of any and all Losses incurred by any of them in connection with:

                  14.2.1 all claims against Seller arising in connection with or relating to the operation of the business or the Assets following the Closing Date;

                  14.2.2 Buyer's failure to pay, discharge, or perform any of the Assumed Obligations and commitments;

                  14.2.3 any attempt by any person to cause or require a party indemnified pursuant to this SECTION 14.2 to pay or discharge any of the Assumed Obligations and commitments;

                  14.2.4 any action, suit, proceeding, compromise, settlement, assessment, or judgment arising out of or incident to any of the matters indemnified against in this SECTION 14.2; or


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SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
Page 23 of 27


                  14.2.5 any inaccuracy or any breach of any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement.

         14.3 Right to Defend, Etc. If the facts given rise to any indemnification pursuant to SECTION 14.1 or SECTION 14.2 shall involve any actual claim or demand by any third party against an indemnified party, the indemnifying party shall be entitled to notice of and entitled (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party, if it gives written notice of its intention to do so to the indemnified party; provided, however, that if the defendants in any action shall include both an indemnified party and an indemnifying party and the indemnified party shall have reasonably concluded, after consultation with the indemnifying party, that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional legal defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. All notices under this
                  SECTION 14.3 must be given prior to the time by which the interests of the party or parties to be notified will be materially prejudiced as a result of the failure to have received such notice. The failure to give such notice shall not relieve any party of any liability which it may have other than under SECTION 14.1 or SECTION 14.2. Such indemnified party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party, as the case may be, all pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in SECTION 14.1 or SECTION 14.2, for all costs and expenses incurred by it in connection therewith.

15. RIGHTS OF OFFSET. Buyer shall be entitled to retain and deduct from the Note the amount of any Losses (as defined in SECTION 14.1 above) actually incurred by Buyer and thereby reduce the amount remaining due Seller under this Agreement.

16.      TERMINATION.  This Agreement shall terminate:

         16.1 if the Closing Date does not occur on or before November 1, 1999;

         16.2 by notice of Buyer to Seller, if on the Closing Date any of the conditions set forth in SECTION 11 have not been met or waived by Buyer;


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Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
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         16.3     by notice of Seller to Buyer, if on the Closing Date any of the conditions set forth in SECTION 12 have not been met or waived by Seller; or

         16.4     by mutual consent of Seller and Buyer.

17.      GENERAL.

         17.1 Expenses, Taxes. Whether or not the transactions contemplated by this Agreement are consummated, Buyer and Seller shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts, except as otherwise specified in this Agreement. Buyer shall bear all sales and use taxes, transfer taxes, recording taxes, and similar taxes payable or determined to be payable in connection with the execution, delivery, and performance of this Agreement and the transfer of the Assets contemplated hereby and agrees to save Seller harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes.

         17.2 Survival of Representations and Warranties Each party hereto covenants and agrees that each of the representations, warranties, covenants, agreements, and indemnities in connection therewith contained in this Agreement shall survive until the expiration of the applicable statute of limitations following the Closing unless a claim for indemnification shall be made with respect thereto prior to the end of such period, in which case the survival of such representation, warranty, covenant, agreement, or indemnification shall survive until such claim is satisfied, settled, or dismissed.

         17.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall not preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant, or agreement contained in this Agreement.

         17.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their


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SIDT, Inc.;  SI Diamond Technology, Inc.;
Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
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                  respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         17.5 Notices. All notices, requests, demands, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telex, telecopy, or facsimile transmission (with confirmation of receipt) or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, or by overnight courier to the party to whom the same is so given or made:

                  If to Seller or Majority Holder, to:

                           Sign Builders of America, Inc.
                           C/O Christopher B. Keller
                           8235 Shoal Creek Blvd.
                           Austin, TX  78757


                  If to Buyer, to:

                           SI Diamond Technology, Inc.
                           3006 Longhorn Blvd., Suite 107
                           Austin, TX  78758
                           Attn: President

                  or to such other address as such party shall have specified by notice to the other party hereto.

         17.6 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.

         17.7 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         17.8 Schedules. All Schedules hereto have been delivered by the parties hereto to each other previously or simultaneously herewith.


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Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
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         17.9     Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         17.10    Rules of Construction.

                  17.10.1 In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

                  17.10.2 The term "affiliate" shall mean any person directly or indirectly controlling, controlled by, or under common control with the person of which it is an affiliate.

                  17.10.3 The term "person" shall mean an individual, a corporation, a partnership, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  17.10.4 The terms "included" or "including" shall mean without limitation by reason of enumeration.

         17.11 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Texas and is performable in Austin, Travis County, Texas.

         17.12 Separability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. However, to the extent that any time of performance or area of performance of the Non-competition covenant set forth in Section 5.2 is held by any court of competent jurisdiction to be unenforceable by virtue of its being too broad in its scope, then the court making that judgment shall reform that section of the Agreement to make the requirements of Section 5.2 reasonable in terms of term and scope of the restrictions.

         17.13 Publicity Concerning Agreement. The parties agree that this Agreement constitutes a material obligation of Buyer, as that term is applicable to the


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Sign Builders of America, Inc.;  Sign Builders, Inc.;
And Lance Adams
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                  Securities Exchange Act of 1934 as amended. As such Buyer is required to make a public disclosure of this Agreement and may further be required to include a copy of this Agreement which will thereafter become a matter of public record. Seller shall take no action which will inhibit nor preclude Buyer from fulfilling this obligation.

         17.14 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SIDT, INC.                               SI DIAMOND TECHNOLOGY, INC.
("Buyer")                                ("SIDT")


By:                                      By:
   -----------------------------------      -----------------------------------
      Douglas P. Baker, Vice President        Douglas P. Baker, Vice President
      and Chief Financial Officer             and Chief Financial Officer


SIGN BUILDERS OF AMERICA, INC.           SIGN BUILDERS, INC.
("SBOA")                                 ("SBI")

                       (jointly referred to as "Seller")


By:   /s/ Lance Adams                    By:  /s/ Lance Adams
   -----------------------------------      -----------------------------------
      Lance Adams, President                  Lance Adams, President


LANCE ADAMS
("Majority Holder")

 /s/ Lance Adams
--------------------------------------